EXHIBIT 10.2

Separation Agreement and Release of All Claims

Terry Wheatley (“Employee”) and Vintage Wine Estates, Inc., a Nevada Corporation, make this Separation Agreement and Release of All Claims (this “Agreement”) for Employee’s mutual and orderly separation from employment with the Company. Employee and the Company will be referred to herein collectively as the “Parties.”

WHEREAS, Employee has been employed by the Company pursuant to that certain Employment Agreement between Employee and the Company dated June 7, 2021 (the “Employment Agreement”); and

WHEREAS, the Company and Employee have agreed that Employee’s employment with the Company shall end on the Separation Date (defined below); and

WHEREAS, notwithstanding anything contrary in the Employment Agreement, the Company desires to provide the benefits described herein in exchange for Employee’s acceptance of this Agreement.

NOW, THEREFORE, the Parties, in consideration for the promises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and the Parties acting on their own free will hereby irrevocably agree as follows:

1.
Voluntary Resignation, Required Payments and Return of Company Property.

a.
Pursuant to Section 5.1(a) of the Employment Agreement, Employee voluntarily resigns her employment with the Company effective as of July 19, 2023 (the “Separation Date”). The Company and Employee agree that for the purposes of the Employment Agreement, Employee’s termination of Employment is a voluntary resignation without Good Reason (as defined by the Employment Agreement). To the extent that any such requirements exist, the Company and Employee mutually agree to waive any requirements under the Employment Agreement or other agreement relating to the form of notice or notice period of such voluntary resignation and understand that Employee shall not be entitled to any payment for such waived notice period. Effective as of the Separation Date, Employee also resigns from each and every other position Employee holds as a director, officer, manager, employee, and any other comparable position, as applicable, of the Company and its subsidiaries and affiliates.

b.
The Company shall pay the Accrued Obligations (as such term is defined in the Employment Agreement) in accordance with the Employment Agreement. In order to receive reimbursement, Employee agrees to submit all reimbursable business expenses incurred during the term of Employee’s employment by August 1, 2023. All reimbursable business expenses must contain a valid invoice or receipt for the expense incurred. Except as set forth herein or as otherwise required by law, all of Employee’s employment benefits shall terminate on the Separation Date. The Company shall provide Employee with notice of Employee’s rights to benefits continuation at Employee’s cost.

c.
Employee acknowledges that as a result of her resignation, she is not otherwise entitled to any of the severance benefits under the Employment Agreement or any other Company plan, policy or practice. Employee shall also be responsible for her own expenses associated with negotiating the terms of this Separation Agreement and any other agreements with the Company.

d.
Except as set forth below, by no later than the Separation Date, Employee, or Employee’s personal representative, shall return all documents, information and property of the Company in Employee’s possession or control, including all Company-owned computer equipment (hardware and software), telephones, facsimile machines, smartphones, tablet computer and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored or in whatever format) relating to the business of the Company and its subsidiaries and affiliates (collectively, the “Company Group”), the Company Group’s customers and clients, the Company Group’s prospective customers and clients, and the Company Group’s past, present and prospective employees and financial advisors. Employee understands and agrees that Employee may not retain any company document or information or copies thereof in any format whatsoever without express written consent of the Company or as required by applicable law. Notwithstanding the foregoing, the Parties agree that Employee may retain her Company issued laptop; provided that prior to the Separation Date the Company will mirror the hard-drive and remove any Company information from the laptop.

2.
Consideration. In consideration of Employee executing and not revoking this Agreement, the Parties agree as follows:

a.
The Company shall pay Employee a total severance payment of One Million Two Hundred Sixty-Nine Thousand Dollars ($1,269,000) (the “Severance Payment”), less applicable withholdings, which is equal to three (3) years of Employee’s annual base salary as of the Separation Date. The Severance Payment shall be paid in the form of salary continuation in monthly installments over twenty-four (24) consecutive months, commencing on the next regular pay date of the Company following the Effective Date (defined below) of this Agreement.

b.
In addition to the Severance Payment, the Company shall pay Employee a separate payment of One Hundred Twenty Five Thousand Dollars ($125,000.00) (the “Lump Sum Payment”), less applicable withholdings. The Lump Sum Payment shall be made within thirty (30) days of the Effective Date of this Agreement.

c.
Promptly after Employee’s execution of this Agreement, Company and Employee shall use good faith reasonable efforts to enter into an Asset Purchase Agreement, and certain ancillary agreements as determined reasonably necessary by Company and Employee, for the sale of certain assets of the Company to Employee, subject to certain other payment obligations by Employee, as further set forth therein.

d.
If Employee elects health insurance continuation through COBRA, the Company shall reimburse Employee for the cost of such health insurance continuation coverage through December 31, 2023. Such reimbursements shall be made within thirty (30) day of the Company’s receipt of proof of payment from Employee.

e.
The benefits described in the above subsections shall be referred to as the “Benefits.” Employee agrees that Employee (i) is not entitled to the Benefits absent this Agreement and (ii) is not entitled to any other compensation (including, but not limited to, salary or bonuses), benefits, or payments of any kind or description from the Company, from or under any other promise, contract or agreement of any kind or description between Employee and any of Employee’s affiliates or related parties, on the one hand, and the Company or any member of the Company Group, on the other hand.

3.
Waiver and Release.

a.
Except as set forth in Section 3(f) below, Employee for Employee’s own self and Employee’s affiliates, executors, heirs, successors and assigns, in consideration of the benefits provided in Section 2 of this Agreement, does hereby fully and forever discharge and release the Company, the Company Group, and all of their parents, subsidiaries and affiliates, and with respect to each of the foregoing, its owners, agents, officers, shareholders, members, directors, employees, successors and assigns and each and all of the foregoing ( collectively with Employee referred to in this Agreement as the “Released Company Parties”), individually and collectively, from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, damages, omissions, promises, and any and all claims or liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (individually or collectively “Claims”) that Employee now has or may in the future have, or that any person or entity may have on Employee’s behalf, on account of or arising out of any matter or thing which has happened, developed or occurred prior to Employee’s signing of this Agreement, including, without limitation, all Claims arising from Employee’s employment with the Company, any promise, contract or agreement between Employee and Released Company Parties, Employee’s separation from employment with the Company, Employee’s other relationships and dealings with the Company and other Released Company Parties, and the termination of such other relationships or dealings. Employee hereby waives any and all such legal rights and Claims of any type or description that Employee has or might have against the Company and/or any of the other Released Company Parties. This Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential Claims that Employee may have against the Company, whether now known or unknown, except as specifically provided otherwise in this Agreement.

b.
Employee agrees to fully and forever release all legal rights and Claims against the Released Company Parties, whether or not presently known and including future legal rights and Claims if based in whole or in part on acts or omissions occurring before Employee executes this Agreement. Employee agrees that the legal rights and Claims that Employee is giving up include, but are not limited to, legal rights and Claims, if any, under all State and Federal statutes that protect individuals from discrimination in employment, such as the Age Discrimination in Employment Act, as amended (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans With Disabilities Act (“ADA”), the Equal Pay Act (“EPA”), the Family and Medical

Leave Act (“FMLA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Employee Retirement and Income Security Act (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the National Labor Relations Act (“NLRA”), Federal and State False Claims Acts, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution, the California Family Rights Act, and any similar Federal, State or local statute, regulation or order.

c.
Employee furthers agree that the legal rights and Claims that Employee is giving up include any rights or Claims relating to any oral or written promise, agreement or contract of employment with the Company and/or other Released Company Parties, express or implied, or any oral or written promise, agreement or contract, express or implied, purporting to establish terms and conditions of employment. The Parties to this Agreement agree that any promise, agreement or contract concerning the employment of Employee by the Company or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied is hereby terminated, is null and void, and has no further force or effect.

d.
Employee understands and agrees that the release provided in this Agreement also includes any and all Claims for defamation; wrongful discharge; constructive discharge; breach of contract (including employment contracts or collective bargaining agreements); breach of implied contract; breach of the covenant of good faith and fair dealing; tortious interference with business and/or contractual relationship (or prospective relationship); retaliatory discharge; whistleblower's claims (if waivable); estoppel of any kind; common-law intentional torts; negligence; intentional or negligent infliction of mental or emotional distress; discrimination, harassment and/or retaliation or wrongful action that has been or could have been alleged under the common law, any civil rights or equal opportunity employment law, or any other statute, regulation, ordinance or rule; and any Claims against Released Company Parties for attorneys’ fees, liquidated damages, civil penalties, compensatory damages, punitive damages, costs, interest or any other kind of penalties or damages that exist or may exist as of the date that Employee signs this Agreement.

Employee agrees that the complete release set forth in this Agreement is intended to apply to Claims that Employee does not presently know to exist. Subject to the representations and warranties contained in this Agreement, Employee understands that the facts with respect to which this Agreement is given may hereafter prove to be different from the facts now known or believed by them, and they hereby accept and assume the risk thereof and agree that this Agreement shall be and shall remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts. Employee acknowledges that Employee is familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee hereby waives and relinquishes to the fullest extent every right or benefit which Employee has or may have under Section 1542 and under any similar or analogous law of any other applicable jurisdiction with regard to the subject matter of this Agreement.

e.
Nothing in this Agreement is intended as, or shall be deemed or operate as, a release by Employee of Claims or rights related to the following matters (the “Excluded Matters”), in each case only to the extent that a Claim or right is directly related to such Excluded Matter: (i) Employee’s vested rights, if any, under any qualified retirement plan in which she participates (e.g., 401(k) benefits); (ii) Employee’s COBRA, unemployment insurance and workers’ compensation rights, and (iii) all rights that Employee has to be indemnified by any Released Party (as described in Section 7(a) below). Additionally, nothing in this Agreement shall be construed to constitute a waiver of (i) any Claims that Employee may have against the Released Company Parties that arise from acts or omissions that occur after the date of Employee’s execution of this Agreement, (ii) Employee’s rights, protected under law, to file a complaint or charge with, communicate with, provide relevant and truthful information to or otherwise cooperate with any governmental authority -- including the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), and, as further set out in Section 9 below, the Securities and Exchange Commission (“SEC”) -- regarding a possible violation of law or respond to any inquiry from such governmental authority, including an inquiry about the existence of this Agreement or its underlying facts, (iii) Employee’s right to communicate with any government agency or right to participate in any regulatory or law enforcement investigation, including their right to report any suspected violations of law, and (iv) any Claims Employee cannot waive as a matter of law. Employee agrees, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed by Employee or anyone on Employee’s behalf, except as explicitly prohibited by law or as set forth in Section 9. Finally, the release of all Claims set forth in this Section 3 does not affect Employee’s rights as expressly created by this Agreement and does not limit Employee’s ability to enforce this Agreement.

f.
This Waiver and Release includes, but is not limited to, a waiver, discharge and release by Employee of the Released Company Parties from any damages or relief of whatever nature or description, including, but not limited to, compensatory damages, liquidated damages, punitive damages, equitable forms of relief, as well as any Claims for attorneys’ fees or costs, civil penalties and/or interest, which may arise from any of the Claims waived, discharged or released.

4.
Enforcement and Legal Actions. The Parties agree that this Agreement may be enforced in any court, federal, state or local, and before any administrative agency or body, federal, state or local. This Agreement may be used as a complete defense in the future should Employee (or anyone on Employee’s behalf) bring a lawsuit or complaint based on any Claim that has been released, and if the Company successfully enforces the Waiver and Release in Section 3 above in a lawsuit or complaint involving Claims under any statute, Employee will pay for all costs incurred by the Company, including reasonable attorney’s fees, in defending such lawsuit or complaint, except as prohibited by the ADEA or other law.

5.
Continuing Obligations; Restrictive Covenants. Employee specifically acknowledges and agrees to fully comply with Employee’s continuing obligations under the Employment Agreement and Employee Confidentiality and Intellectual Property Assignment Agreement executed by Employee. Employee acknowledges that the Company’s agreement to provide the Benefits described in Section 2 are conditioned upon Employee’s compliance with all of Employee’s continuing obligations under the Employment Agreement, the Employee Confidentiality and Intellectual Property Assignment Agreement, and this Agreement and, as a result, Employee understands and agrees that Employee’s breach of any of her continuing obligations under such agreements shall result the cancellation of the Benefits.

6.
Confidentiality of Agreement. Employee agrees that, except as provided in Section 9 below, neither Employee nor any of Employee’s agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which Employee believes Employee could have made or asserted against the Released Company Parties, specifically or generally, to any person, corporation, association or governmental agency or other entity except: (i) to the extent necessary to report income to appropriate taxing authorities; (ii) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (iii) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such order or subpoena shall be emailed to the Vice President of Human Resources within 24 hours of the receipt of such order or subpoena, so that both Employee and the Released Company Parties will have the opportunity to assert what rights they have to non-disclosure prior to any response to the order, inquiry or subpoena. Either party may give email notice of a different email address.

7.
Indemnification; Cooperation; Transitional Services.

a.
Nothing in this Agreement, including the Waiver and Release in Section 3 is intended as, or shall be deemed or operate as, a release by Employee of any right that Employee has prior to the execution of this Agreement to be indemnified by any Released Company Party or to coverage under any directors and officers’ insurance policy and any run-off policy thereto.

b.
Following the Separation Date, Employee agrees to cooperate fully, upon the reasonable request of the Company or any Released Company Party, in assisting such party with: (i) any investigation, audit or review by the Company or Released Company Party, (ii) any investigation, audit or review or by any federal, state or local regulatory, quasi-regulatory or self-regulatory organization, and (iii) any actual or threatened claim, lawsuit or proceeding, in all cases, that relate in any manner to events occurring during Employee’s employment with the Company or Employee’s past or present obligations to any of the Released Company Parties. Such cooperation shall include, but not be limited to (taking into account Employee’s personal and professional obligations), being reasonably available to meet and speak with officers or employees of the Company or applicable Released Company Party, and/or their counsel, at reasonable times and locations, executing accurate and truthful documents, giving accurate and truthful testimony, and taking such other actions as may reasonably be requested by the

Company, any applicable Released Company Party, and/or their counsel to effectuate the foregoing. The Company will reimburse Employee for reasonable pre-approved out-of-pocket expenses Employee may incur in connection with such cooperation. However, Employee and the Company agree that no compensation shall be paid under any circumstances for the content or substance of any testimony in any litigation, proceeding, audit, investigation or inquiry.

c.
In consideration of the Benefits, between the Separation Date and December 31, 2023, Employee will provide up to ten days of advisory work for the Company on dates selected by the Company. Although Employee will not be entitled to any compensation in addition to the Benefits for such advisory work, the Company will reimburse Employee for any pre-approved travel expenses incurred during the course of her advisory work.

8.
Communications to Third Parties. The Parties agree that the Company shall communicate Employee’s resignation by distributing the written communications set forth on Exhibit A to the parties identified in such communications. The Parties agree that, except as provided in Section 9, below, other communications to third parties about Employee’s resignation shall be consistent with the tone and substance of Exhibit A and/or agree upon by the Parties prior to dissemination.

9.
Communications with SEC and Whistleblower Rights. Nothing contained in this Agreement shall be construed to prevent the reporting of any act or failure to act to the Securities and Exchange Commission or other governmental body or prevent Employee from reporting information or recovering a reward as a “whistleblower” under Rule 21F-17(a) under the Securities and Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act. The parties acknowledge and agree that no party has any duty to notify any other party prior to reporting information about a possible securities law violation to the Securities and Exchange Commission. Furthermore, the Defend Trade Secrets Act of 2016 is applicable. It provides that no employee may be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret (i) made in confidence, and solely for the purpose of reporting or investigating a suspected violation of law, to a federal, state, or local government official or to an attorney, (ii) made to an employee’s attorney if the employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, (iii) used in a court proceeding alleging retaliation if disclosed pursuant to a court order, or (iv) made in a complaint or other document filed under seal in a legal proceeding.

10.
No Disability. Employee agrees that she has not sustained any disabling personal injury and/or occupational disease which has resulted in a loss of wage-earning capacity during her employment with the Company or due to the termination of her employment and that she has no personal injury and/or occupational disease which has been contributed to, or aggravated or accelerated in a significant manner, by her employment with the Company and/or the termination of her employment.

11.
No Pending Action. Subject to Section 3(e) above, Employee represents that, as of the date she executed this Agreement, Employee has not filed any charge, complaint or action in any forum against any Released Company Party.

12.
Consultation with Attorney. The Company has advised Employee and herby advises Employee in writing to consult with an attorney of Employee’s choosing, prior to signing this Agreement, concerning all of the terms of this Agreement and the termination of Employee’s employment with the Company. Employee represents that Employee has engaged and consulted with an attorney of Employee’s choice in connection with such matters.

13.
Review Period. Employee represents and warrants that the Company has given Employee at least 21 days (the “review period”) to consider all of the terms of this Agreement, and for the purpose of consulting with an attorney if Employee so chooses. If this Agreement has been executed by Employee prior to the end of the review period, Employee represents that she has freely and willingly elected to do so. Employee and the Company agree that any changes to this Agreement, whether material or immaterial, do not operate to restart the review period. Once signed, Employee will have seven (7) days to revoke the Agreement, in writing, which revocation must be submitted to the Vice President of Human Resources. If revoked, this Agreement shall not go into effect. If the Agreement is not revoked, it shall become effective on the eighth day after Employee signs it.

14.
Review of Agreement. Employee represents and warrants that Employee has carefully read each and every provision of this Agreement and fully understands all of the terms and conditions of this Agreement.

15.
Voluntary Agreement. Employee represents and warrants that Employee enters into this Agreement voluntarily of her own free will, without any pressure or coercion from any person or entity, including, but not limited to, the Company or any of its representatives.

16.
Interpretation. The Parties agree that, whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, which shall be fully severable and given full force and effect.

17.
Governing Law. This Agreement shall be construed and governed in accordance with the internal laws of the State of California, without regard to principles of conflicts of laws, to the maximum extent possible.

18.
Arbitration. Other than a party’s right to seek injunctive relief or specific performance as provided in the Employment Agreement and this Agreement, any dispute, controversy, or claim between Employee, on the one hand, and the Released Company Parties, on the other hand, arising out of, under, pursuant to, or in any way relating to this Agreement shall be submitted to and resolved by confidential and binding arbitration (“Arbitration”), administered by the American Arbitration Association (“AAA”) and conducted pursuant to the rules then in effect of the AAA governing commercial disputes. Such Arbitration shall be before a neutral arbitrators (the “Arbitrator”) licensed to practice law and familiar with employment disputes and shall take place at a location to be mutually agreed upon by the applicable parties.

If the applicable parties are unable to agree on such location, the arbitration shall be held in Sonoma County, California or if no arbitrator is available in Sonoma County in San Francisco County, California. Any award rendered in any Arbitration shall be final and conclusive upon the parties to the Arbitration and subject to judicial review only as permitted by law, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the Arbitration. The Arbitrator may enter a default decision against any party who fails to participate in the Arbitration. Each party shall pay for and bear the costs and fees of its own experts, evidence, and attorneys, except that, in the discretion of the Arbitrator, any award may include the costs and fees of a party’s counsel and/or its share of the expense of Arbitration if the Arbitrator expressly determines that an award of such costs and fees is appropriate to the party whose position substantially prevails in such Arbitration, and such award of costs and fees is expressly permitted by the applicable statutes and/or claims giving rise to the Arbitration. Notwithstanding any other provision of this Agreement, no party shall be entitled to an award of special, punitive, or consequential damages, unless such award is expressly permitted by the applicable statutes and/or claims giving rise to the Arbitration. To submit a matter to Arbitration, the party seeking redress shall notify in writing, in accordance with Section 8.2 of the Employment Agreement, the party against whom such redress is sought, describe the nature of such claim, the provision of this Agreement that has been allegedly violated and the material facts surrounding such claim. The Arbitrator shall render a single written, reasoned decision. The decision of the Arbitrator shall be binding upon the parties to the Arbitration. The Arbitrator shall have exclusive authority to resolve any dispute relating to the scope, validity, enforcement, interpretation, construction, applicability, effect and formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties except to the extent such disclosure is required or permitted by law, or in a proceeding to enforce any rights under this Agreement.

EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL RELATED TO THIS AGREEMENT.

19.
Non-Assignment. Employee warrants, represents and agrees that she has not heretofore assigned or transferred or purported to assign or transfer to any person, firm, partnership, corporation or entity whatsoever, any of the legal rights or Claims waived or released herein.

20.
No Admission of Liability. Employee agrees that neither the Benefits provided under this Agreement, nor any term or condition of it, shall be construed at any time as an admission of liability or wrongdoing by the Released Company Parties.

21.
Third Party Beneficiaries. The Parties agree that the Released Company Parties (other than the Company) are intended third party beneficiaries of this Agreement. The Released Company Parties’ rights under this Section 21 shall be irrevocable.

22.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, Employee’s heirs and legal representatives, the Company, and the Company’s successors and assigns. The obligations of this Agreement survive the resignation of Employee’s employment, and Employee may not assign this Agreement or any of its obligations without the Company’s written consent. Employee agrees that the Company may freely assign this Agreement to a successor corporation or purchaser of its assets.

23.
Entire Agreement and Amendment. This Agreement (along with the Employment Agreement) sets forth the entire agreement and understanding between Employee and the Company with respect to the matters addressed herein and merges and supersedes all prior discussions, agreements, arrangements and understandings of every kind and nature, written or oral, about such matters between the Parties, except as otherwise provided in this Agreement. This Agreement may not be amended or modified except by a writing signed by the Parties.

24.
Section 409A. The benefits and compensation payable under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be administered and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the benefits and compensation provided under this Agreement are exempt from or comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

25.
Counterparts. This Agreement may be executed in multiple originals, each of which shall be considered as an original instrument, but all of which shall constitute one agreement. Facsimile or electronic signature copies, including without limitation transmission by .PDF or other fixed image form or any electronic signature complying with U.S. Federal E-Sign Act of 2000 (e.g. www.docusign.com or www.echosign.adobe.com), of signed signature pages will be deemed binding originals.

[Signature Page Follows]

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY. I HAVE HAD THE OPPORTUNITY TO CONSULT INDEPENDENT COUNSEL OF MY OWN CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

DATED: July 19, 2023 /s/ TerryWheatley______________

Terry Wheatley

DATED: July 19. 2023 Vintage Wine Estates, Inc.

By: /s/ Jon Moramarco________________

Name: Jon Moramarco

Title: Interim Chief Executive Officer

Exhibit A

Approved Communications

(See attached)